EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2008, with respect to the consolidated financial statements of Owens Mortgage Investment Fund (a California Limited Partnership) as of and for the years ended December 31, 2007 and 2006 in the Registration Statement on Form S-11 and Prospectus of Owens Mortgage Investment Fund for the registration of 200,000,000 units of limited partnership interest.

/s/ Moss Adams LLP

San Francisco, California
March 27, 2008